Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Form S-8 (No. 333-250048)
2.	Form S-8 (No. 333-208131)
3.	Form S-8 (No. 333-200194)
4.	Form S-8 (No. 333-183954)
5.	Form F-10 (No. 333-235553) and
6.	Form F-3D (No. 333-188184)

of Just Energy Group Inc. (“the Company”) of our reports dated June 27, 2021, with respect to the consolidated statements of financial position of the Company as of March 31, 2021 and 2020, and the consolidated statements of loss, comprehensive loss, changes in shareholders’ deficit and cash flows for each of the years in the three-year period ended March 31, 2021, and the effectiveness of internal controls over financial reporting of the Company as at March 31, 2021.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 27, 2021